Exhibit 10.7

Summary of Unwritten Compensation Arrangements Applicable to Non-Employee Directors of Bed Bath & Beyond, Inc.

During 2025, the Company expects to pay its non-employee directors other than the Chair of the Audit Committee $75,000 annually at the rate of $18,750 per quarter. The Company expects to pay the Chair of the Audit Committee of the Board $100,000 annually at the rate of $25,000 per quarter. The Company also expects to continue to grant restricted stock units to its non-employee directors, generally on an annual basis immediately following the Company’s Annual Shareholder Meeting, but subject to the total compensation limitations established in the Company’s 2005 Equity Incentive Plan, as amended from time to time. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.